SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2008

JADE ART GROUP INC.

 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-137134 (Commission File No.)	71-1021813 (IRS Employer Identification No.)

#35, Baita Zhong Road, Yujiang County, Jiangxi Province, P.R. of China (Address of principal executive offices)	335200 (Zip Code)

Registrant’s telephone number, including area code: 011-86-701-5881082

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events.

On April 25, 2008, Jade Art Group Inc. (the "Corporation”) approved a reverse stock split of the Corporation’s issued and outstanding common stock on a one (1) for three (3) basis. On April 28, 2008, the Corporation issued a press release announcing the reverse stock split, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

As noted in the Press Release, as a result of the reverse stock split, the number of issued and outstanding shares of common stock of the Corporation will be reduced from 239,940,000 to 79,980,000.  Any and all fractional shares that would result from the reverse split will be rounded up to the next whole share.

The Corporation’s Board of Directors set May 15, 2008 as the effective date for the reverse stock split. The marketplace effective date, on which the reverse stock split will be reflected in trading on the OTC Bulletin Board, will be determined by NASDAQ and is expected to be in late May or June of 2008. Until the appropriate adjustment is made on the OTCBB trading market on a date to be determined by NASDAQ, as described above, investors should be aware that trades in shares of the Corporation’s common stock on the OTCBB will be reflected on a pre-reverse stock split basis.

Shareholders are not required to obtain new or replacement share certificates. However, each holder of record of shares of the Corporation’s common stock that is outstanding on the effective date of the reverse stock split who desires to obtain a new share certificate or certificates may contact the Corporation’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the reverse stock split. The Corporation’s transfer agent is Empire Stock Transfer Inc.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1           Press release, dated April 28, 2008, announcing the reverse stock split.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 30, 2008

JADE ART GROUP INC.

By:	/s/ HUA-CAI SONG

Hua-Cai Song Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release, dated April 28, 2008, announcing the reverse stock split.